                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                             RCM TECHNOLOGIES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.05 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    749360400
                    ----------------------------------------
                                 (CUSIP Number)


                                 December 31, 1998
                    -----------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

  [ ]    Rule 13d-1(b)
  [x]    Rule 13d-1(c)
  [ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                               Page 1 of 10 Pages

                                  SCHEDULE 13G


CUSIP NO. 749360400                                         Page  2  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Greenberg-Summit Partners, L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359603
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          0

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         581,376

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         0

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           581,376
-------  =====================================================================

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         581,376
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         5.55%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         IA
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO.        749360400                                  Page  3  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Greenberg-Summit Management, L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359610
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          0

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         785,500

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         0

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           785,500
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         785,500
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.50%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         IA
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO.        749360400                                  Page  4  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Mt. Everest Fund, L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359190
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4

         CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          115,216

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         0

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         115,216

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           0
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         115,216

-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.10%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         PN
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO.        749360400                                  Page  5  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Mt. Everest QP Fund, L.P.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         04-3359192
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Delaware
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          466,160

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         0

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         466,160

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           0
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         466,160
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.45%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         PN
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO.        749360400                                  Page  6  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Mt. Everest Fund Limited

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:


-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - Bermuda
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          204,124

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         0

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         204,124

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           0
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         204,124
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.95%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         00
-------  =====================================================================

                                  SCHEDULE 13G


CUSIP NO.        749360400                                  Page  7  of 10 Pages
-------  =====================================================================

   1     NAME OF REPORTING PERSON  Lawrence D. Greenberg

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:

         ###-##-####
-------  =====================================================================

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                     (a)   [x]
                                                                     (b)   [ ]
-------  =====================================================================

   3     SEC USE ONLY

-------  =====================================================================

   4     CITIZENSHIP OR PLACE OF ORGANIZATION - United States
-------  =====================================================================

             NUMBER OF                5        SOLE VOTING POWER

               SHARES                          0

            BENEFICIALLY              6        SHARED VOTING POWER

              OWNED BY                         785,500

                EACH                  7        SOLE DISPOSITIVE POWER

             REPORTING                         0

               PERSON                 8        SHARED DISPOSITIVE POWER

                WITH                           785,500
-------  =====================================================================
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         785,500
-------  =====================================================================

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
-------  =====================================================================

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         7.50%
-------  =====================================================================

  12     TYPE OF REPORTING PERSON*

         IN
-------  =====================================================================

                                                             Page 8 of 10 Pages


                                  SCHEDULE 13G


Item 1a. NAME OF ISSUER:

                        RCM Technologies, Inc.

Item 1b ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                        2500 McClellan Avenue, Suite 350
                        Pennsauken, NJ  08109

Item 2a. NAME OF PERSON FILING

     Lawrence D. Greenberg, an individual, is managing member of Greenberg-Summit Partners, L.L.C. and Greenberg-Summit Management, L.L.C., both Delaware limited liability companies. Greenberg-Summit Partners, L.L.C. is the General Partner to the Mt. Everest Fund, L.P., and Mt. Everest QP Fund, L.P., both Delaware limited partnerships (the "Onshore Funds"). Greenberg-Summit Management, L.L.C. is the Management Company for the Onshore Funds and the Investment Manager for Mt. Everest Limited, a Bermuda Limited Liability Company (the "Offshore Fund"). Lawrence D. Greenberg makes all decisions relating to the acquisition and disposition of investments by the Onshore Funds and the Offshore Fund.

Item 2b. ADDRESS OF PRINCIPAL BUSINESS OFFICE:

           600 Atlantic Avenue, Suite 2800
            Boston, MA 02210

Item 2c   CITIZENSHIP

Item 2d.  CUSIP NUMBER

           749360400

Item 3. If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
        (c) check whether the person filing is a: Not applicable

Item 4.  OWNERSHIP

         4a. AMOUNT BENEFICIALLY OWNED:

                    Greenberg-Summit Partners, L.L.C.: 581,376 shares Greenberg-Summit Management, L.L.C.: 785,500
                    Mt. Everest Fund, L.P.:  115,216 shares
                    Mt. Everest QP Fund, L.P.:  466,160 shares
                    Mt. Everest Fund Limited:  204,124 shares
                    Lawrence D. Greenberg:  785,500 shares

       4b.   PERCENT OF  CLASS:

                    Greenberg-Summit Partners, L.L.C.: 5.55%
                    Greenberg-Summit Management, L.L.C.:  7.50%
                    Mt. Everest Fund, L.P.:  1.10%
                    Mt. Everest QP Fund, L.P.:  4.45%
                    Mt. Everest Fund Limited:  1.95%
                    Lawrence D. Greenberg:  7.50%

       4c.   Number of Shares as to which each such person has

              (i)   Sole power to vote or direct the vote:
                    Mt. Everest Fund, L.P.:  115,216 shares
                    Mt. Everest QP Fund, L.P.:  466,160 shares
                    Mt. Everest Fund Limited:  204,124 shares

                                                              Page 9 of 10 Pages

              (ii)  Shared power to vote or direct the vote:

                    Greenberg-Summit Partners, L.L.C.: 581,376 shares Greenberg-Summit Management, L.L.C.: 785,500 shares Mt. Everest Fund, L.P.: 0 shares
                    Mt. Everest QP Fund, L.P.: 0 shares
                    Mt. Everest Fund Limited:  0 shares
                    Lawrence D. Greenberg:  785,500 shares

              (iii) Sole power to dispose or to direct the disposition:

                    Greenberg-Summit Partners, L.L.C.: 581,376 shares Greenberg-Summit Management, L.L.C.: 785,500 shares Mt. Everest Fund, L.P.: 0 shares
                    Mt. Everest QP Fund, L.P.: 0 shares
                    Mt. Everest Fund Limited:  0 shares
                    Lawrence D. Greenberg:  785,500 shares

              (iv)  Shared power to dispose or to direct the disposition:

                    Greenberg-Summit Partners, L.L.C.: 581,376 shares Greenberg-Summit Management, L.L.C.: 785,500 shares Mt. Everest Fund, L.P.: 0 shares
                    Mt. Everest QP Fund, L.P.:  0 shares
                    Mt. Everest Fund Limited:  0 shares
                    Lawrence D. Greenberg:  785,500 shares

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:  Not applicable

Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
        Not applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. Not applicable

Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
        Not applicable

Item 9. NOTICE OF DISSOLUTION OF GROUP.   Not applicable

                                                             Page 10 of 10 Pages

Item 10.  CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of our knowledge and belief, each of the undersigned certifies that the information set forth in this Schedule 13G is true, complete and correct.

Dated:  February 9, 1999

                           GREENBERG-SUMMIT PARTNERS, L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           GREENBERG-SUMMIT MANAGEMENT,  L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST QP FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND LIMITED

                           By:  STEPHEN WOODSUM, Director/Vice President


                           /s/  Stephen G. Woodsum
                           -----------------------------------------------------
                                Stephen G. Woodsum


                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg, individually

                                     Exhibit

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the shares of Common Stock, par value $0.05 per share, of RCM Technologies, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement.

Dated: February 9, 1999


                           GREENBERG-SUMMIT PARTNERS, L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           GREENBERG-SUMMIT MANAGEMENT,  L.L.C.

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST QP FUND, L.P.

                           By:  GREENBERG-SUMMIT PARTNERS, L.L.C.,
                                  its General Partner

                           By:  Lawrence D. Greenberg, its managing member

                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg


                           MT. EVEREST FUND LIMITED

                           By:  STEPHEN WOODSUM, Director/Vice President


                           /s/  Stephen G. Woodsum
                           -----------------------------------------------------
                                Stephen G. Woodsum


                           /s/  Lawrence D. Greenberg
                           -----------------------------------------------------
                                Lawrence D. Greenberg, individually